Exhibit 10.27

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

JUMPTV INC.

and

JUMPTV USA INC.

and

XOS TECHNOLOGIES, INC.

dated as of July 15, 2007

i

ii

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of July 15, 2007 (this “Agreement”), among JUMPTV INC., a corporation incorporated under the laws of Canada (“Parent”), JUMPTV USA INC., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Purchaser”), and XOS TECHNOLOGIES, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company owns and operates the Business (as defined herein).

WHEREAS, the Company desires to sell, assign and transfer to Purchaser, and Purchaser desires to acquire from the Company, certain assets of the Business and assume certain liabilities of the Business on the terms and conditions set forth in this Agreement.

WHEREAS, Parent, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                              Transferred Assets

Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Company shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall acquire from the Company, all of the Company’s right, title and interest in all assets and properties of the Company that are primarily used or primarily held for use in the Business, as the same shall exist at the Closing (collectively, the “Transferred Assets”), free and clear of any Liens, other than Permitted Liens, including the following:

(a)                                  all Intellectual Property that is primarily used or held for use in the Business listed in Schedule 1.1(a) (the “Business Intellectual Property”);

(b)                                 subject to Section 1.5, all contracts, agreements, and arrangements of the Company which are primarily related to the operation of the Business and which are listed in Schedule 1.1(b) (excluding the contracts set forth on Schedule 1.2(n), (collectively, the “Transferred Contracts”), for which Purchaser assumes all of the Company’s liabilities and obligations thereunder;

(c)                                  all personal property primarily used or primarily held for use in the operation of the Business, listed in Schedule 1.1(c);

(d)                                 all franchises, consents, marketing rights, permits, authorizations, approvals and other licenses issued by governmental or regulatory bodies issued to the Company that are primarily used in the operation of the Business to the extent their transfer is permitted by law;

(e)                                  all of the Company’s rights to income, royalties, damages and payments that are primarily related to the Business due at or after Closing and all other rights with respect thereto (including rights to damages and payments for past, present, or future infringements or misappropriations of any Business Intellectual Property);

(f)                                    all causes of action, demands, judgments, claims (but excluding insurance claims), indemnity rights or other rights in which, in connection with or with respect to the Business, the Company is or may be a claimant to the extent primarily related to the Business;

(g)                                 all books and records of the Company used in the operation of the Business relating primarily to the Transferred Assets, including correspondence, production records, accounting records, property records, mailing lists, customer and vendor lists, Intellectual Property prosecution files and regulatory files (including master files), excluding books and records in the possession of the Company’s independent public accountant (including the work papers of such independent public accountant) (the “Books and Records”);

(h)                                 all prepayments made by the Company to the extent related to the operation of the Business;

(i)                                     all of the Business’s accounts receivable and any other debts owing to the Company to the extent such debts relate to the Business on the Closing Date, all of the Business’s prepaid expenses, all of the Business’s advances and deposits (including security deposits), all of the Business’s payments in transit to the Company, including accounts receivable for which checks have been received by the Company for deposit prior to the Closing Date and credit card payments made prior to the Closing Date but not credited to the Company’s account prior to the Closing Date;

(j)                                     all interest in and to all telephone, telex and telephone facsimile numbers, domain names and other directory listings used primarily in the operation of the Business; and

(k)                                  the assets described in Schedule 1.1(k).

1.2                              Excluded Assets

Notwithstanding the provisions of Section 1.1 above, the Transferred Assets do not include, and the Company does not hereby transfer to Purchaser any of the following assets (hereinafter the “Excluded Assets”):

(a)                                  all contracts other than the Transferred Contracts;

(b)                                 the consideration delivered by Purchaser to the Company pursuant to this Agreement and all rights of the Company under this Agreement;

(c)                                  the Benefit Plans and any assets thereof;

(d)                                 the Company’s Income Tax Returns and Income Tax records;

(e)                                  any books, records or other information that are not related exclusively to the Business;

(f)                                    all policies of insurance and fidelity, surety or similar bonds;

(g)                                 any refunds or credits of Income Taxes (including any interest thereon) attributable to the Company’s ownership of the Transferred Assets or operation of the Business during periods or portions of periods ending prior to the Closing Date, or arising from, relating to or involving any Excluded Liability;

(h)                                 the minute books, stock books, corporate seals and other corporate records of the Company relating to its organization and existence;

(i)                                     all (i) cash and cash equivalents on hand, wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand, and (ii) investment securities and other short- and medium-term investments of the Company;

(j)                                     any governmental licenses, permits and approvals issued to the Company, to the extent their transfer is not permitted by law;

(k)                                  any books and records that the Company or any of its Affiliates are required to retain pursuant to any applicable statute, rule, regulation or ordinance or which relate to the Excluded Assets or the Excluded Liabilities;

(l)                                     all Intellectual Property owned by or held for use in the business of the Company, other than the Business Intellectual Property;

(m)                               the Corporate Intellectual Property; and

(n)                                 the assets described in Schedule 1.2(n).

1.3                              Assumed Liabilities

Assumption of Liabilities.  From and after the Closing Date, Purchaser agrees to assume and to fully pay, discharge, satisfy and perform when due, all Liabilities, other than Excluded Liabilities, to the extent arising out of or related to the Business as currently or previously conducted by the Company, its Affiliates and their respective predecessors, the Transferred Assets, the Designated Employees or the other employees of the Business, whether now existing or hereafter arising and whether arising out of occurrences, events or incidents occurring before, on or after the Closing and whether primary or secondary, direct or indirect, known or unknown, fixed or contingent (the “Assumed Liabilities”), including the following:

(a)                                  all trade accounts payable, accrued liabilities and expenses to the extent relating to the Business as of the Closing Date;

(b)                                 all of the Liabilities of the Company and its Affiliates arising under or relating to the Transferred Contracts;

(c)                                  all of the Liabilities assumed by Purchaser pursuant to Section 5.3.;

(d)                                 All Taxes related to the ownership of the Transferred Assets or the operation of the Business other than (i) Income Taxes of the Company and (ii) the Company’s share of Transfer Taxes pursuant to Section 1.7; and

(e)                                  all Liabilities whether arising before, on or after the Closing with respect to all actions, suits, proceedings, disputes, claims or investigations to the extent such Liabilities relate to the Business or the Transferred Assets, at law, in equity or otherwise.

Purchaser’s obligations under this Section 1.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or the Ancillary Agreements or any closing or other document contemplated by this Agreement or the Ancillary Agreements, any right or alleged right of indemnification hereunder or for any other reason.

1.4                              Excluded Liabilities

Other than the Assumed Liabilities, Purchaser shall not, by the execution, delivery and performance of this Agreement or otherwise, assume or otherwise be responsible for any Liability of any nature of the Company.  Notwithstanding any other provision of this Agreement, the Company shall remain responsible for the following liabilities and obligations of the Company (the “Excluded Liabilities”):

(a)                                  all liabilities exclusively arising out of or relating to the Excluded Assets, subject to Section 8.1(b)(ii); and

(b)                                 Income Tax Liabilities of the Company, and the Company’s share of Transfer Taxes set forth in Section 1.7.

1.5                              Transferred Contracts

Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, assignment, lease, sublease, transfer, conveyance or delivery or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery to Purchaser, of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed and Purchaser shall pay the full Purchase Price at Closing, without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset, and this Agreement shall not constitute a sale, assignment, sublease, transfer, conveyance or delivery of such asset or an attempt thereof.

In the event that the Closing proceeds without the transfer, sublease or assignment of any such asset, then following the Closing, the parties shall use reasonable efforts and cooperate with each other to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that the Company shall not be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver, other than filing, recordation or similar fees, which shall be reimbursed by Purchaser.  Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such asset and to the Company, the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser at the Closing.  To the extent that Purchaser is provided the benefits pursuant to this Section 1.5 of any Transferred Contract, Purchaser shall perform for the benefit of the other Persons that are parties thereto the obligations of the Company, thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Purchaser, would be Assumed Liabilities.  Once authorization, approval, consent or waiver for the sale, assignment, lease, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, leased, subleased, transferred, conveyed or delivered at the Closing is obtained, the Company, shall assign, lease, sublease, transfer, convey or deliver such asset to Purchaser at no additional cost to Purchaser.  To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Purchaser following the Closing pursuant to this Section 1.5, then Purchaser and the Company shall enter into such arrangements (including leasing, subleasing, sublicensing or subcontracting) to provide to the parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder.  The Company shall pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by the Company in connection with their use of any asset (net of any Taxes and any other costs imposed upon the Company or in connection with the arrangements under this Section 1.5.  Except as set forth in this Section 1.5, Purchaser agrees that the Company and its Affiliates shall not have any liability whatsoever (including any liability under Article VIII) to Purchaser or its Affiliates arising out of or relating to the failure to obtain any such authorizations, approvals, consents or waivers that may be required in connection with the transactions contemplated hereby or because of the termination of any license, lease, contract, commitment, agreement or instrument as a result thereof.   To the extent any Transferred Contracts relate both to the Business and to other businesses of the Company (“Shared Contracts”), at the Company’s request, with respect to any Shared Contract, the Purchaser shall use commercially reasonable efforts to obtain the agreement of the other party or parties to any Shared Contract to enter into a separate agreement with the Company with respect to the matters covered by such Shared Contract that relate to the business of the Company.  Pending such separate agreement, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the Company the benefits of use of such Shared Contracts.  To the extent that any contract of the Company is not a Transferred Contract and relates to the Business, at the Purchaser’s request, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide Purchaser with the benefits of use of such contract.

1.6                              Allocation

The allocation of the Purchase Price among the Transferred Assets in accordance with Section 1060 of the Code and the regulations thereunder, which allocation shall be binding upon the Company and Purchaser, shall be agreed upon by the Company and Purchaser, each acting reasonably, as soon as reasonably practicable after Closing.  Purchaser and the Company and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to, IRS Form 8594) in all respects and for all purposes consistent with such allocation.  The Company shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Purchaser may reasonably request to give effect to such allocation. Neither Purchaser nor the Company shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

1.7                              Transfer Taxes

The Company and Purchaser shall each bear 50% of all excise, sales (including bulk sales), use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, income, receipt and gains, and other Taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, arising out of, in connection with, or attributable to the transactions effected pursuant to this Agreement (“Transfer Taxes”).  The Company and, to the extent required, with the assistance of Purchaser shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

ARTICLE II

PURCHASE PRICE AND CLOSING

2.1                              Purchase Price

Subject to the terms and conditions of this Agreement (including any adjustment pursuant to Section 2.2 or Article VIII), the aggregate consideration for the Transferred Assets (“Purchase Price”) shall be (i) $60,250,000 in cash plus (ii) the assumption of the Assumed Liabilities.

2.2                              Working Capital Adjustment

(a)                                  Not less than two Business Days prior to the Closing Date, the Company will give to Parent, in writing, a good faith estimate of the net value of (i) accounts receivables (net of any allowances) and prepaid expenses included in the Transferred Assets less (ii) the accounts payable and accrued expenses included in the Assumed Liabilities as at the end of the day immediately preceding the Closing Date (the “Estimated Closing Working Capital”).  If the Estimated Closing Working Capital exceeds the Closing Working Capital Target, the cash portion of the Purchase Price payable on Closing will be increased by the amount of the Estimated Closing Working Capital and if the Estimated Closing Working Capital is less than the Closing Working Capital Target, the cash portion of the Purchase Price payable on Closing will be decreased by the amount of the Estimated Closing Working Capital (expressed as an absolute value).

(b)                                 Promptly following the Closing Date, but in no event later than 60 days after the Closing Date, Parent shall prepare and submit to the Company a statement (the “Closing Date Statement”) setting forth, in reasonable detail, Parent’s calculation of the proposed Final Closing Working Capital (the “Proposed Final Closing Working Capital”) which is prepared on a basis consistent with the balance sheet included in the Financial Statements (the “Reference Balance Sheet”) and using the same accounting methods, standards, policies, practices, classifications, estimations, methodologies, assumptions and procedures as were used to prepare the Reference Balance Sheet.

(c)                                  In the event the Company disputes any aspect of the Proposed Final Closing Working Capital, the Company shall notify Parent in writing of its objections within 30 days after receipt of the Closing Date Statement and shall set forth, in writing and in reasonable detail, the reasons for the Company’s objections.  If the Company fails to deliver a notice of objections within 30 days after receipt of the Closing Date Statement, the Company shall be deemed to have accepted the Closing Date Statement as prepared by Parent in its entirety.  To the extent the Company does not object in writing in accordance with and within the time period contemplated by this Section 2.2(c), the Company shall be deemed to have accepted Parent’s calculation and presentation in respect of the matter and the matter shall not be considered to be in dispute.

(d)                                 The Company and Parent shall endeavour in good faith to resolve any disputed matters within 30 days after receipt of the Company’s notice of objections.  If the Company and Parent are unable to resolve the disputed matters, the Company and Parent shall refer the disputed matters to Smart and Associates, LLP (the “Accounting Firm”), and the determination of the Accounting Firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Company and Parent and not subject to collateral attack for any reason absent manifest error or fraud.  The Accounting Firm shall prepare and deliver to the Company and Parent a written report explaining its determination.  The determination of the Accounting Firm shall be based solely on written submissions by the Company and Parent and shall not be by independent review.  The Closing Working Capital, as finally determined pursuant to this Section 2.2 (whether by failure of Parent to deliver notice of objection, by agreement of the Company and Parent or by determination of the Accounting Firm), is referred to herein as the “Final Closing Working Capital”.

(e)                                  If the Final Closing Working Capital exceeds the Estimated Closing Working Capital, Parent shall pay to the Company the amount of such difference with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to 8%.  If the Estimated Closing Working Capital exceeds the Final Closing Working Capital, the Company shall pay to Parent the amount of such difference with simple interest thereon from the Closing Date to the date of payment at a rate per annum equal to 8%.  Such payment shall be made free of any withholdings in immediately available funds not later than 10 Business Days after the determination of the Final Closing Working Capital by wire transfer to a bank account designated in writing to the party entitled to receive the payment.

The Company shall have no liability with respect to accounts receivable (including the collectibility thereof) except as determined by this Section 2.2.  Any adjustment or non-adjustment to the Purchase Price shall not form the basis for any claim for damages pursuant to this Agreement.

(f)                                    Subject to any applicable privileges (including the attorney-client privilege), the Company shall make available to Parent and, upon request, to the Accounting Firm retained in accordance with Section 2.2(d), the books, records, documents and work papers underlying the preparation of the Closing Date Statement.  Subject to any applicable privileges (including the attorney-client privilege), Parent shall make available to the Company and, upon request, to the Accounting Firm retained in accordance with Section 2.2(d) the books, records, documents and work papers created or prepared by or for the Company in connection with the review of the Closing Date Statement.

(g)                                 The fees, costs and expenses of the Accounting Firm shall be paid by the party whose Closing Working Capital calculation was different by the greater amount from that of the final determination of the Accounting Firm.

2.3                               Closing

The closing will take place at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104, or at such other place as Purchaser and the Company mutually agree in writing, at 10 a.m. local time on the second Business Day after the satisfaction or waiver of each of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI, or such other date as Purchaser and the Company mutually agree upon in writing (the “Closing Date”). At the Closing, the following will occur: (a) Parent will cause Purchaser to pay to the Company by wire transfer of immediately available funds the cash portion of the Purchase Price, less $2,300,000 cash (the “Escrow Amount”), which shall be delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement, (b) Purchaser will assume the Assumed Liabilities from the Company and (c) the Company will assign and transfer or will cause to be assigned and transferred to Purchaser good and valid title in and to the Transferred Assets, free and clear of all Liens other than Permitted Liens.  At the Closing, there shall also be delivered to the Company and Purchaser the certificates and other documents and instruments to be delivered pursuant to Article VI.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Purchaser as of the date hereof as follows:

(a)                                  Organization and Authority of the Company.

(i)         The Company has been duly incorporated, is validly existing and is in good standing under the laws of the State of Delaware, with the requisite corporate authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted.  The Company is duly qualified, licensed or admitted to do business and is in good standing in the jurisdictions set forth on Schedule 3.1(a).  The Company has the full corporate power and authority to enter into this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  This Agreement has been and, on or prior to Closing, each of the Ancillary Agreements will be, duly authorized, executed and delivered by the Company and constitutes or will constitute when executed and delivered a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equity principles.  No other proceedings on the part of the Company or, except as described in Schedule 3.1(a), its stockholders are necessary to authorize the Company’s execution, delivery and performance of this Agreement and the Ancillary Agreements.

(ii)        The authorized and issued capital stock of the Company is as set forth in Schedule 3.1(a) and, except as set forth in Schedule 3.1(a) all shares of capital stock are validly issued, outstanding, fully paid and non-assessable.  Except as set forth on Schedule 3.1(a), the Company does not own any interest (other than in investment accounts) in any corporation, partnership, joint venture or similar entity.

(b)                                 No Conflict.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor compliance by the Company with the terms and provisions hereof or thereof will (a) violate any provision of the certificate of incorporation or by-laws of the Company, (b) except with respect to those items identified on Schedule 3.1(b), violate any law, statute, regulation, judgment, injunction, order or decree of any Governmental Authority to which the Company is subject except, in all cases, such violations that would not prohibit or materially impair the Company’s ability to perform its obligations under this Agreement or (c) except with respect to those items identified on Schedule 3.1(b), result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under any of the Transferred Contracts, or give to others any rights of termination, amendment, acceleration or cancellation of any of the Transferred Contracts, or result in the creation of any Lien on the any of the Transferred Contracts except in any such case for any violations, conflicts, breaches, defaults or other matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prohibit or materially impair the Company’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements.

(c)                                  Financial Statements.  Schedule 3.1(c) sets forth the audited financial statements of the Company as of December 31, 2006 and for the fiscal year ended December 31, 2006 (the “Balance Sheet Date”) (the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.  The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, all in accordance with GAAP consistently applied throughout the periods indicated.  The revenue of the Business for the five months ended May 31, 2007 was $2,450,754  and the earnings before interest, taxes and depreciation of the Business for the five months ended May 31, 2007 was $(2,698,049).  Purchaser acknowledges that the foregoing revenue and earnings figures have not been audited and were prepared for the internal management purposes of the Company and the Business.  Purchaser further acknowledges that Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the Financial Statements and for the period ending April 30, 2007.  Other than as set forth in this Section 3.1(c), the Company makes no representations with regard to the financial information of the Company (including any estimates, projections, plans or budgets) or the financial information of the Business.

(d)                                 Absence of Liabilities.  There exist no Liabilities of the Business, whether accrued, absolute, contingent or threatened, that are Assumed Liabilities and which would be required to be reflected, reserved for or disclosed under GAAP on a balance sheet of the Company except (i) as disclosed, reflected or reserved against in the Financial Statements, (ii) for items set forth in or arising out of the matters disclosed in the Schedules to this Agreement, (iii) for Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (iv) for liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby, (v) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (vi) Liabilities listed on Schedule 3.1(d).

(e)                                  Absence of Certain Changes or Events.  Except as set forth on Schedule 3.1(e) hereto or otherwise disclosed in this Agreement, since the Balance Sheet Date, the Company has conducted its business in the ordinary and usual course and has not, with respect to the Business:  (i) sold, assigned, pledged or otherwise transferred any assets that are material to the Business as a whole (other than sales of goods or products in the ordinary course of business); (ii) acquired an interest of in any Person or acquired the assets or business of any Person or any division or line of business thereof; (iii) made any capital expenditure or commitment for any capital expenditure in excess of $100,000 individually or $500,000 in the aggregate; (iv) suffered any destruction or other casualty loss not covered by insurance made available to Parent; (v) except for increases in the ordinary course of business or required under binding contracts or applicable law, increased the compensation payable or to become payable by the Company to any of the employees of the Company or increased or entered into, amended or terminated any bonus, insurance, pension or other Benefit Plan, severance arrangement or obligation or any other payment or arrangement made by the Company for or with any such employees; (vi) terminated any employee whose duties related exclusively to the Business; (vii) other than in the ordinary course of business, cancelled or waived any rights with respect to any material debts or other obligations owed to or claims held by the Company in respect of the Business (including the settlement of any Proceeding); (viii) other than in the ordinary course of business, accelerated or delayed collection of accounts receivable generated by the Business or payment of accounts payable owing by Business in advance of or beyond their regular due dates when the same otherwise would have been collected or paid; (ix) other than in the ordinary course of business, disposed of or permitted to lapse any rights to the use of any Intellectual Property material to the Business or the operation of the Business, or disposed of or disclosed to any Person other than representatives of Purchaser any material trade secret, formula, process or know-how not theretofore a matter of public knowledge; (x) in writing entered into, terminated, modified or in writing agreed to terminate or modify, or received any written threat to terminate or fail to renew, any Material Contract; or (xi) other than in the ordinary course of business, entered into an agreement to do any of the foregoing.  Since the Balance Sheet Date, except as otherwise disclosed on the Schedules to this Agreement, no Material Adverse Effect has occurred.

(f)                                    Title to Properties; Absence of Liens.  Except as set forth in Schedule 3.1(f) or as otherwise provided in this Agreement or the Ancillary Agreements, the Company owns, leases or has the legal right to use all of the Transferred Assets (other than the Intellectual Property, which is the subject of Section 3.1(l)) and has good title to (or in the case of leased Transferred Assets, valid leasehold interest in) all Transferred Assets (other than the subject and Intellectual Property, which is the subject of Section 3.1(l)) free and clear of any Liens except for Permitted Liens.  Except (i) as set forth in Schedule 3.1(f) and (ii) for the Excluded Assets, the Transferred Assets (including the Business Intellectual Property), together with the rights granted to Purchaser pursuant to this Agreement and the Ancillary Agreements and any other agreements to be entered into pursuant hereto or thereto, will constitute on the Closing Date all of the assets necessary to conduct the Business in substantially the same manner as the Business is presently conducted.  Except as reflected in the Financial Statements or as set forth in Schedule 3.1(f), the tangible assets of the Transferred Assets, taken as a whole, are in good and serviceable condition, subject to normal wear and tear and impairments of value that, individually or in the aggregate, would not reasonably be expected to be material, and are generally suitable for the uses for which they are intended.

(g)                                 Litigation.  Except as set forth on Schedule 3.1(g), there is no material Proceeding or investigation pending, or, to the Company’s Knowledge, threatened, in equity or otherwise, in, before, or by, any court or Governmental Authority against or involving the Company, with respect to the Business or any of the Transferred Assets or questioning or specifying to prevent or hinder the consummation of the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.1(g), there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards against the Company.

(h)                                 Compliance with Law.  Except as set forth in Schedule 3.1(h), the Business is not being conducted, and has not been conducted in the past 18 months, in violation of any applicable laws, ordinances and regulations, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1(h), all governmental approvals, permits and licenses required to conduct the Business have been obtained and are in full force and effect and are being complied with in all material respects, except for such which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Notwithstanding the foregoing, no representation or warranty is made under this Section 3.1(h) in respect of any (i) employee benefit matters which are addressed in Section 3.1(k) (as to which no representation or warranty is made except as set forth in Section 3.1(k)), (ii) intellectual property matters which are exclusively addressed in Section 3.1(l) (as to which no representation or warranty is made except as set forth in Section 3.1(l)) (iii) matters relating to Taxes which are addressed in Section 3.1(o) (as to which no representation or warranty is made except as set forth in Section 3.1(o)) and (iv) environmental matters which are addressed in Section 3.1(n) (as to which no representation or warranty is made except as set forth in Section 3.1(n)).

(i)                                     Contracts.  Except as set forth on Schedule 3.1(i), and except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions related to or involving the Business or the Transferred Assets to which the Company is a party or by which it is bound (i) that involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $250,000 during any twelve month period except those contracts which may be terminated without penalty (ii) under which the Company has directly or indirectly guaranteed or incurred indebtedness in excess of $250,000, (iii) that limit or purport to limit the ability of the Company to compete in any line of business or with any person, (iv) any partnership, joint venture or similar arrangement, or (v) that are otherwise material to the operation of the Business (collectively, “Material Contracts”).  Each Material Contract is valid and is in full force and effect in accordance with the terms of such Material Contract, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  Except as set forth in Schedule 3.1(i)(vi), the senior executives of the Company listed in Schedule 9.18(y)(i) do not have actual knowledge of any default or any written or oral notification of default or written or oral claim of default under any Material Contract, or that would result in the creation of a Lien on any of the Transferred Assets, other than such defaults, claims or events the effect of which would not have a Material Adverse Effect. The Company has previously made available to Purchaser a true, correct and complete copy of each Material Contract.

(j)                                     Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company, do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) as set forth on Schedule 3.1(j), (b) for the notification requirements of the HSR Act, if applicable, (c) for filings, consents and approvals or clearances (including those required under any non-United States antitrust or investment laws) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and (d) as may be necessary as a result of facts or circumstances relating solely to Purchaser or Parent.

(k)                                  Employee Matters.

(i)         Schedule 3.1(k) sets forth the name, title, date of hire, current annual salary and bonus potential, if applicable, for each officer, employee, consultant and independent contractor of the Company who is a Designated Employee or whose duties as to the date hereof relate exclusively to the Business. Schedule 3.1(k) also lists all contracts providing for a commitment of employment or consulting services (and provides a description of all such oral agreements) to which the Company is a party, and which relate to the Business, including those which contain (i) severance, bonus or other provisions triggered by the Closing or the termination of such contract or (ii) obligations continuing beyond the termination of employment, and true, correct and complete copies of all such written agreements have been made available to Purchaser.

(ii)        There is no strike, labor dispute or union organization activities pending or, to the Company’s Knowledge, threatened, involving the Business, or its employees, and none of the employees of the Business are represented by any union for purposes of collective bargaining

(iii)       Set forth on Schedule 3.1(k) is a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (excluding any plan as described in Section 3(37)(A) of ERISA (a “Multiemployer Plan”))), and (ii) all other material retirement, supplemental retirement, stock purchase, stock ownership, stock option, deferred compensation, excess benefit, profit sharing, bonus, incentive, severance, termination, change in control, paid time off, welfare or other employee fringe benefit plan, program or arrangement (excluding any Multiemployer Plan), maintained, contributed to, or required to be contributed to by the Company or any entity that is considered a single employer with the Company under Section 414 of the Code (an “ERISA Affiliate”) or under which the Company or any ERISA Affiliate has any liability (all within the United States) (the “Benefit Plans”).

(iv)       As applicable with respect to each Benefit Plan, the Company has made available to Parent, true and complete copies of (i) each Benefit Plan document, including all amendments thereto, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto.

(l)                                     Intellectual Property.

(i)         The Company owns and has good title to, or possesses sufficient legal rights to use the Business Intellectual Property that is used in the conduct of the Business as now conducted.  All of the Business Intellectual Property that consists of registered trademarks, registered copyrights and patents, and applications for registration or issuance of any of the foregoing, is listed in Schedule 3.1(l).  The Business Intellectual Property set forth in Schedule 3.1(l) is held by the Company free and clear of any Liens other than Permitted Liens.

(ii)        All patents, registered trademarks and registered copyrights owned by the Company and included in the Business Intellectual Property are subsisting and, to the knowledge of the Company, valid.  The Company has taken all appropriate steps, made all filings and paid all fees in respect of the prosecution, maintenance and registration of the items of Business Intellectual Property set forth in Schedule 3.1(l), except to the extent the Company has determined in its reasonable business judgment that the prosecution or maintenance of such item(s) is of no material value to the Business.

(iii)       To the Knowledge of the Company, the conduct of the Business by the Company as presently conducted does not infringe any Intellectual Property of any other Person.  The Company has not received any written notice alleging that the conduct of the Business by the Company has infringed any Intellectual Property of any other Person, or that otherwise questions the validity, title or ownership of any of the Business Intellectual Property.  To the Knowledge of the Company, no other Person is infringing or misappropriating, or has infringed or misappropriated any of the Business Intellectual Property.

(iv)       The Company has obtained and possesses licenses to use the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it otherwise uses in connection with the conduct of the Business, except where the failure to possess such license(s) would not reasonably be expected to result in a Material Adverse Effect.

(v)        All agreements pursuant to which any Company Intellectual Property that is material to the operations of the Business is licensed to the Company are listed on Schedule 3.1(l).  Except as set forth on Schedule 3.1(l), the Company has not breached any such license in any material respect nor, to the Company’s Knowledge, has any other party thereto.

(vi)       The Company has taken reasonable commercial measures to maintain the secrecy of the Business Intellectual Property that is considered to be trade secrets or confidential information.  Each employee of and contractor to the Company involved in the development of the Business Intellectual Property has signed a confidentiality and non-disclosure agreement in substantially the form provided to Parent and, to the Knowledge of the Company, there have not been any breaches of such confidentiality and non-disclosure agreements.

To the Knowledge of the Company, its employment of any of its employees or the retainer of any consultant does not violate any non-disclosure or non-competition agreement between any employee or consultant and a third party.

(vii)      The representations contained in this Section 3.1(l) shall be the exclusive representations and warranties of the Company with respect to Intellectual Property matters.

(m)          Brokers and Finders.  Except for the retention of Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company in accordance with Section 5.5, the Company has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

(n)                                 Environmental and Safety Laws.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) the Business is in compliance with all Environmental Laws; (b) the Company has not had any release, or to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, or from any site currently or heretofore owned, leased or otherwise used by the Company with respect to the Business which requires investigation, remediation or other response action by the Company under applicable Environmental Laws; and (c) to the Knowledge of the Company, there have been no Hazardous Substances generated by the Company with respect to the Business that have been disposed of or come to be located at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States or any proposed list of sites or any site which could reasonably be expected to result in liability to the Company, nor has the Company received any request for information request for information, demand or claim from a Governmental Authority or third party with respect to any such disposal or other disposition of such Hazardous Substances with respect to the Business.  The Company has made available to the Parent true and complete copies of all material environmental, reports, permits, pending permit applications, engineering studies, and environmental studies or assessments in its possession with respect to the Business. For purposes of this Section 3.1(n), “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substances; (b)  pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances; including any permit, license or registration applicable thereto in effect as of the date hereof.  The representations contained in this section shall be the exclusive representations and warranties with respect to environmental and safety matters.

(o)                                 Taxes.  The Company has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns with respect to the Business, all of which were true and correct in all material respects when filed.  Other than with respect to Tax Returns relating to Income Taxes, no Tax Return of the Company with respect to the Business is currently the subject of an extension of time to file such Tax Return.  The Company has timely paid or caused to be paid all Taxes with respect to the Business, whether or not shown or required to be shown on such Tax Returns (except for Taxes not yet due or owing).  The Company has not waived the statute of limitations with respect to any material amount of Taxes or agreed to any extension of time with respect to any material amount of Tax assessment or deficiency with respect to the Business.  As of the date hereof, there are not any pending or, to the Knowledge of the Company, threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes with respect to the Business.  There are no Liens for Taxes upon the Transferred Assets other than Permitted Liens.  The Company has never been a member of an affiliated group of corporations filing a consolidated federal income tax return (or similar consolidated or combined return in another jurisdiction) other than a group of which the Company was the common parent).  The Company has no liability for Taxes of any Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (including a Tax allocation or sharing agreement) or otherwise.  The Company has withheld and paid over all material Taxes that it was required to withhold from amounts owing to any employee, creditor or third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes with respect to the Business.  The representations contained in this Section 3.1(o) shall be the exclusive representations and warranties with respect to Tax matters.

(p)                                 Real Property.  The Company does not own any real property.  Schedule 3.1(p) contains a list of each parcel of real property leased by the Company in connection with the Business (as lessor or lessee).  Each lease set forth in Schedule 3.1(p) is valid and is in full force and effect in accordance with the terms of such lease, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equity principles.  The Company has not breached any such lease in any material respect nor, to the Company’s Knowledge, has any other party thereto.  The Company has not received any written notice that any other party to any such lease intend to cancel, withdraw, modify or amend such lease whether by reason of the transactions contemplated by this Agreement or otherwise.  The Company has previously made available to Purchaser a true, correct and complete copy of each lease listed on Schedule 3.1(p).

(q)                                 Accounts Receivable.  Subject to any allowances set forth in the Financial Statements, the accounts receivable relating to the Business shown in the Financial Statements, (i) arose in the ordinary course of business, and (ii) represented, as of the Balance Sheet Date, bona fide claims against debtors for sales, leases, licenses and other charges.  All accounts receivable of the Company relating to the Business arising after the Balance Sheet Date arose in the ordinary course of business.  Notwithstanding the foregoing it is understood that Company makes no representation as to collectability with respect to any account receivable.

(r)                                    Insurance.  Schedule 3.1(r) sets forth all insurance policies of the Company relating to the Transferred Assets.  The Company has paid all premiums on such policies as they relate to the Business.  To the Knowledge of the Company, except as set forth on Schedule 3.1(r), during the last year, the Company has not made any claims against such policies as they relate to the Business and there are no pending claims against such policies as they relate to the Business.

(s)                                  Suppliers, Advertisers and Customers.  Schedule 3.1(s) contains a list of the ten largest suppliers, ten largest advertisers and ten largest customers of the Business based on revenue or expense for the fiscal year ending December 31, 2006.  Except as set forth on Schedule 3.1(s), the senior executives of the Company listed in Schedule 9.18(y)(i) do not have actual knowledge of any written or oral notification from any of the suppliers, advertisers or customers set forth on Schedule 3.1(s) that it intends to terminate its relationship with the Company.

(t)                                    Privacy Policies.  To the Company’s Knowledge, since January 1, 2006, the Company has not received any written complaints from customers regarding alleged material violations of the Company’s privacy policy by the Business with respect to personally identifiable information.

(u)                                 Questionable Payments.  To the Company’s Knowledge, since January 1, 2006, the Business has not: (i) engaged in any activity constituting a material violation of the United States Foreign Corrupt Practices Act of 1977 or any other similar provision of applicable law; or (ii) made any material political contributions which would not be lawful under the laws of the United States or the foreign country in which such payments were made.

(v)                                 Related Party Transactions.  To the Company’s Knowledge, as of the date hereof, and other than in the ordinary course of business, the Business does not owe any material amount to any of the Company’s Affiliates and none of the Company’s Affiliates is involved in any material business arrangement with the Business (other than in the capacity as an employee).

3.2                               Representations and Warranties of Parent and Purchaser

Each of Parent and Purchaser represents and warrants, jointly and severally, as of the date hereof to the Company as follows:

(a)                                  Organization and Authority of Parent and Purchaser.  Each of Parent and Purchaser has been duly incorporated, is validly existing and, with respect to jurisdictions in which such concept is recognized, is in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted.  Each of Parent and Purchaser has the full corporate power and authority to enter into this Agreement and, as applicable, the Ancillary Agreements and to perform its obligations hereunder and thereunder.  This Agreement has been and, on or prior to Closing, each of the Ancillary Agreements will be, duly authorized, executed and delivered by Parent and Purchaser, as applicable, and constitutes a legal, valid and binding agreement of Parent and Purchaser, as applicable, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or debtors’ remedies and to general equity principles, and no other proceedings on the part of either Parent or Purchaser are necessary to authorize this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby.

(b)                                 No Conflict.  Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor compliance by Parent or Purchaser with the terms and provisions hereof or thereof will violate (a) any provision of the articles of incorporation, certificate of incorporation or by-laws or other similar organizational document of either Parent or Purchaser; (b) any law, statute or regulation or, any judgment, injunction, order or decree of any Governmental Authority to which either Parent or Purchaser is subject except, in all cases, such violations that would not prohibit or materially impair Parent’s or Purchaser’s ability to perform its obligations under this Agreement, or (c) to Parent’s Knowledge, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on either Parent or Purchaser except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair either Parent’s or Purchaser’s ability to perform its obligations under this Agreement.

(c)                                  Consents and Approvals.  The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Purchaser do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (a) for the notification requirements of the HSR Act, if applicable or (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Parent and Purchaser of the transactions contemplated by this Agreement or as may be necessary as a result of facts or circumstances relating solely to the Company.

(d)                                 Financial Advisors.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

(e)                                  Available Funds.  As of the date hereof, Parent has and, as of the Closing, Parent and Purchaser will have immediately available funds necessary to pay the cash portion of the Purchase Price and to pay all of Parent’s and Purchaser’s fees and expenses related to the transactions contemplated by this Agreement.

(f)                                    Disclosure; Investigation.  Parent and Purchaser acknowledge and agree that the Company has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever, whether express or implied, oral or written, past, present, or future, of, as to, concerning or with respect to, except as (and solely to the extent) specifically set forth in this Agreement: (i) the nature, quality or condition (financial or otherwise) of the business of the Company or the assets of the Company; (ii) the suitability of the assets of the Company for any and all activities and uses that Parent may conduct therewith or thereon; (iii) the compliance of or by the Company or its operations with any past, existing or future laws, rules, ordinances or regulations of any applicable Governmental Authority; (iv) the manner or quality of the construction or materials, if any, incorporated into the assets of the Company; (v) the manner, quality, state of repair or lack of repair of the assets of the Company; and (vi) any other matter with respect to the physical or other condition of the assets of the Company.  Parent and Purchaser acknowledge and agree that the Company makes no representations or warranties regarding the future performance of the Company, or any estimates, projections, plans or budgets or similar information furnished to Parent by or on behalf of the Company, including the information referred to in the Confidential Information Memorandum and the XOS Technologies, Inc. Consolidated Operating Model provided to Parent.  THE COMPANY HEREBY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER WHETHER EXPRESS, IMPLIED OR OTHERWISE REGARDING THE MERCHANTABILITY, MARKETABILITY OR FUTURE PROFITABILITY OF THE BUSINESS OR THE TRANSFERRED ASSETS.

(g)                                 Parent and Purchaser acknowledge and agree that each of them (i) has made or waived the opportunity to make its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Company, (ii) has been furnished with or given adequate access to such information about the Company as it has requested and (iii) will not assert any claim against the Company, or any of its directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or their respective heirs, successors, and assigns (“Company Parties”) or hold the Company, or any such Company Parties, liable for any inaccuracies, misstatements or omissions with respect to information (other than, as to the Company only, the representations and warranties of the Company contained in this Agreement as provided in this Agreement) furnished by the Company or Company Parties concerning the Company, the business of the Company or the assets of the Company.

ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1                               Covenants of the Company

During the period from the date of this Agreement and continuing until Closing, the Company agrees as to itself with respect to the Business that (except as expressly contemplated or permitted by this Agreement, including those actions (A) contemplated in the Company Disclosure Schedule, (B) contemplated in this Article IV, or (C) as required by a Governmental Authority or by applicable law, rule or regulation, or to the extent that Parent shall otherwise consent in writing (which consent not to be unreasonably delayed or withheld)), the Company shall conduct the Business in the ordinary course and consistent with past practice in all material respects and shall not do any of the following:

(a)                                  create or allow to remain in place any Lien on any of the Transferred Assets other than Permitted Liens or incur or guarantee any material indebtedness for borrowed money except with respect to the incurrence of indebtedness to the extent permitted by the Company’s existing credit facility and any amendment thereof;

(b)                                 enter into any lease of real or personal property or any renewals thereof involving a rental obligation exceeding $60,000 per annum per any such lease, and $150,000 per annum in the aggregate;

(c)                                  except for increases as may be required by applicable law or any contracts or agreements existing as of the date hereof, increase the rate of compensation or the benefits payable to any of the officers, employees or contractors of the Company in excess of 5% of such officer’s existing compensation or benefits;

(d)                                 enter into, amend or terminate any bonus, insurance, pension or other Benefit Plan, or except in the ordinary course, consistent with past practices, any severance arrangement or obligation for or with any of its employees;

(e)                                  make any new commitment or increase any previous commitment for capital expenditures for the Business in an amount exceeding $10,000 per any such capital expenditure, and $100,000 in the aggregate; provided that any commitment identified on Schedule 4.1 shall not require the consent or approval of Parent;

(f)                                    enter into any contract that would constitute a Material Contract, terminate, or assign any Material Contract, waive or permit the loss of any right of substantial value, cancel any debt or claim, or voluntarily suffer any extraordinary loss and except in the ordinary course, consistent with past practice, amend or modify any Material Contract;

(g)                                 sell, assign, transfer, license or convey any Business Intellectual Property, except for licenses of Business Intellectual Property granted in the normal course of business;

(h)                                 sell, transfer, lease or otherwise dispose of any material part of the Transferred Assets other than in the ordinary course of business;

(i)                                     acquire any other business or Person or otherwise purchase any assets with an aggregate value in excess of $50,000;

(j)                                     enter into or materially modify any material agreement or arrangement with any Affiliate, the directors, officers or employees of the Business or their family members or any of their respective Affiliates; or

(k)                                  enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

4.2                               Control of Other Party’s Business

Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to Closing.  Nothing contained in this Agreement shall be deemed to give the Company, directly or indirectly, the right to control or direct Parent’s operations prior to Closing.  Prior to Closing, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1                               Access; Information and Records; Confidentiality

(a)                                  During the period commencing on the date hereof and ending on the Closing Date, the Company shall, upon reasonable request and notice of Parent, and at Parent’s expense, afford to Parent, its counsel, accountants and other authorized representatives reasonable access during normal business hours to its properties, senior management and Books and Records.

(b)                                 Without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, Parent shall not contact any suppliers to, employees (except pursuant to Section 5.1(a)) or customers of, or Governmental Authorities with jurisdiction over, the Company in connection with or pertaining to any subject matter of this Agreement.

(c)                                  Without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, Parent shall not, nor will it permit any of its counsel, financial advisors and other representatives or Affiliates to, conduct any invasive environmental sampling or testing, including of soil, sediment, groundwater or surface water or ambient air, or initiate contact with any Governmental Authorities with jurisdiction over the Company in connection with or pertaining to the environmental condition or compliance of the Company.

(d)                                 Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information in confidence in accordance with the provisions of the letter dated February 22, 2007, between the Company and Parent (the “Confidentiality Agreement”).

(e)                                  It is expressly understood by the parties hereto that, notwithstanding the provisions of this Section 5.1, the Company, in its sole discretion, may deny or restrict any access (i) involving possible breaches of applicable confidentiality agreements with third parties, environmental reviews the written work plan for which had not been previously approved by the Company in its sole discretion, or possible waivers of any applicable attorney-client privileges; (ii) to any processes, know-how, operating instructions or other proprietary knowledge of the Company; or (iii) in the event Parent or Purchaser is in breach of this Agreement.  It is further understood that the Company shall be under no obligation to grant Parent or Purchaser or its representatives any access if such access would, under the circumstances, interfere with the Company’s operations, activities or employees, or if such access would, in the judgment of the Company, violate applicable antitrust or similar laws.  In an effort to prevent any interference or disruption caused by such access, the Company may, at its sole discretion, reasonably limit the number of individuals and the number of visits to its facilities.  Parent shall coordinate all such access with a Company employee who will be identified to Parent promptly after the execution of this Agreement, and shall not directly or indirectly contact any other employee of the Company without the prior approval of the designated employee.

(f)                                    To the extent related to a Tax that is Assumed Liability hereunder, the Company shall retain all relevant records with respect to each Tax Return filed prior to Closing Date for a period of six years from the date such Tax Return was filed.

5.2                               Reasonable Best Efforts

(a)                                  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts (i) to obtain any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby, (ii) to effect all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or Governmental Authorities or officials, challenging this Agreement or the consummation of the transactions contemplated hereby, and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing and (v) to ensure that the conditions of Closing for the benefit of the other party set out in this Agreement have been performed or satisfied prior to Closing.

(b)                                 Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.2 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.2.

(c)                                  If applicable, the Company and Parent shall duly file with the FTC and the Antitrust Division the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the transactions contemplated hereby no later than the seventh Business Day following the date hereof.  If applicable, the HSR Filing shall be in substantial compliance with the requirements of the HSR Act.  Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder, if applicable.  Each of the Company and Parent shall as promptly as practicable comply with the laws and regulations of any other Governmental Authority that are applicable to any of the transactions contemplated by this Agreement and the Ancillary Agreements and pursuant to which any consent, approval, order or authorization of, or registration, declaration or filing with, such Governmental Authority is necessary.  Parent and the Company shall furnish to each other all such information as is necessary to prepare any such registration, declaration or filing.  Parent and the Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority with respect to the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Each of the Company and Parent agrees that it will, if necessary to enable the Company and Parent to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, defend against any suits, actions or proceedings, judicial or administrative, challenging this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including by seeking to vacate or reverse any temporary restraining order, preliminary injunction or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable; provided, that (i) the Company shall not be under any such obligation to defend against any such actions or proceedings commenced by any Governmental Authority in respect of the antitrust, competition, merger control or similar laws, rules or regulations, and (ii) Parent agrees that it shall make an offer to and enter into an agreement with the FTC, the Antitrust Division and/or any other Governmental Authority to divest, and to hold separate pending such divestiture, any and all assets and operations of the Business (and/or approximately equivalent assets or businesses of Parent) as are necessary to prevent the commencement of any action or proceeding seeking, and/or prevent the entry of, or effect the dissolution of, a decree, restraining or other order and/or preliminary or permanent injunction preventing the consummation, in whole or in part, of the transactions contemplated by this Agreement and to permit the Company and Parent to otherwise fully consummate the transactions contemplated by this Agreement and the Ancillary Agreements and the Closing and the purchase and sale of the Transferred Assets pursuant hereto.

5.3                               Employees and Benefit Plans

(a)                                  Subject to the Closing, Purchaser agrees to offer employment effective as of the Closing Date on terms substantially similar in the aggregate to those existing as of the Closing Date to those employees whose names are set forth on Schedule 5.3 (the “Designated Employees”), including group health plans which do not exclude or limit the coverage of such Designated Employees on account of waiting periods or pre-existing conditions, and which have in all material respects substantially similar coverage and benefits.  Purchaser shall also be responsible for perpetuating the group health plan continuation coverages pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA for all Designated Employees and their eligible dependants and shall cover such Designated Employees under Purchaser’s own group health plan to accommodate this requirement.  Purchaser shall indemnify and hold the Company harmless for any liability the Company incurs at any time after the Closing under the provisions of Section 4980B of the Code or Sections 601 through 609 of ERISA with respect to any individual who was an employee of the Company relating to the Business prior to the Closing, or a dependent or spouse of any such employee, and who had or has a “qualifying event” (within the meaning of Section 4980B(f)(3) of the Code) before, on or after the Closing. In extending such offers, Purchaser shall recognize, to the extent consistent with the preceding sentence, the prior service rendered to the Company by the respective Designated Employees for the purposes of eligibility to participate, vesting and entitlement to benefit, but not for the purpose of benefit accrual (except with respect to any severance or vacation plan or arrangement established by the Purchaser), under any ERISA benefit plans of Purchaser.  Nothing in this Agreement, however, will obligate Purchaser to provide for any severance arrangement or plan, post-employment welfare benefits, or any other plan, arrangement or program providing benefits beyond an employee’s active service with Purchaser except as may be required by law or as set forth in this Section 5.3(a) and 5.3(c) below.

(b)                                 Purchaser shall not assume and shall not have any duty to continue or maintain in effect any of the Benefit Plans.

(c)                                  Purchaser shall assume all responsibility of all costs, expenses, claims or Liabilities relating to employees of the Business regardless of when incurred, including all costs concerning employment, termination, separation, severance, or any employee benefits (except for benefits accrued under any Company qualified defined contribution plan), unpaid compensation, unpaid medical, dental or other welfare claims or any obligations for unpaid wages, bonus, or other unpaid employee compensation of any nature. Additionally Purchaser shall be responsible for any such costs, expenses, claims or Liabilities associated with the severance, on or within 90 days of Closing, of employees of the Business who are not Designated Employees.  Such costs, expenses, claims and Liabilities shall also include any obligations incurred by any of the Company to its employees under

ERISA and Consolidated Omnibus Budget Reconciliation Act.  The Purchaser shall be liable for any and all payments required under the Worker Adjustment and Retraining Notification Act with respect to the Designated employees and to employees whose duties as of the date hereof relate exclusively to the Business whose employment is terminated between the date hereof and the date which is 90 days after Closing.

(d)                                 In connection with the transactions contemplated by this Agreement, Parent intends to offer to the Designated Employees who accept Purchaser’s offer of employment retention warrants to acquire up to an aggregate of 3,000,000 common shares of Parent with an exercise price equal to the volume-weighted average trading price of such shares for the five trading day period ending on the trading day immediately prior to closing and such other terms and conditions (including vesting provisions) as may be determined by the Purchaser (the “Employee Retention Warrants”).  The Company will assist Parent in determining how to allocate the Employee Retention Warrants amongst the Designated Employees.  Issuance of the Employee Retention Warrants will be subject to the approval of the Toronto Stock Exchange

5.4                               Notification of Certain Matters

Each party shall give prompt notice to the other party of any of the following which occurs, or of which it becomes aware, following the date hereof: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any contract disclosed (or required to be disclosed) in any Schedule (including the Company Disclosure Schedule) to this Agreement; (ii) the occurrence or existence of any fact, circumstance or event which is not otherwise disclosed in the Schedules to this Agreement and would reasonably be expected to result in (A) any representation or warranty made by such party in this Agreement to be untrue or inaccurate in any material respect, and (B) the failure of any condition precedent to either party’s obligations or (C) or a Material Adverse Effect.

5.5                               Fees and Expenses

Except as otherwise provided herein, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses.  As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation of any filing required by the HSR Act and all matters related to the transactions contemplated hereby.

5.6                               Public Announcements

Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange or as required in response to any request from securities regulatory authority, neither party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party (not to be unreasonably withheld or delayed).

5.7                               Carve-Out Financial Statements

Purchaser shall prepare, and the Company shall use its commercially reasonable efforts to cooperate with Purchaser in the preparation of, audited “carve-out” financial statements (consisting of a balance sheet, income statement, a statement of retained earnings and a cash flow statement) for the Business for the year ended December 31, 2006 and unaudited (but auditor reviewed) financial statements (consisting of a balance sheet, income statement, a statement of retained earnings and a cash flow statement) for the year ended December 31, 2005, and the six months ended June 30, 2007 (the “Carve-Out Statements”), such Carve-Out Statements being due by Purchaser by the 80th day following the Closing Date.  All fees and expenses of the Company and its auditors incurred in connection with the preparation of the Carve-Out Statements shall be for the Purchaser’s account.

5.8                               Noncompetition.

(a)                                  Company agrees that, during the one-year period immediately following the Closing, Company shall not, engage or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in a business in direct competition with the Business as being conducted on the date hereof (a “Competing Business”), so long as Purchaser, or any subsidiary of Purchaser, remains engaged in the Business; provided, however, that it shall not be a violation of this Section 5.8 for Company (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Company (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 10% or more of the voting securities of such Person, (ii) to directly or indirectly acquire any Person, provided that not more than 25% of the revenues of such acquired Person for the twelve months preceding the acquisition were derived from the Competing Business and provided that the Company disposes of such Competing Business within eighteen months after the closing date of such acquisition, (iii) to provide web based content directly to customers of the Coaching Business, or (iv) to continue operating existing lines of business, other than the Business, or any of the Excluded Assets.  As used herein “Coaching Business” means the business of developing, selling, marketing, supporting and providing professional services with respect to digital video products and software designed for use by professional, collegiate and other amateur sports organizations and media companies to capture, edit, analyze, archive, compile, research, present and view video, audio, statistics and data for sports training, scouting, recruiting and instructing including but not limited to football, basketball, baseball, auto racing and hockey.  The Coaching Business also provides playbook management, simulation products, performance analysis tools and design and technology equipment and services for professional, collegiate and other amateur sports teams.

(b)                                 Purchaser and Parent agree that, during the one-year period immediately following the Closing, Purchaser, Parent and their Affiliates shall not, engage or have any ownership interest in any firm, corporation, partnership, proprietorship or other business entity that engages in a business in direct competition with the Coaching Business (including use of the Shared Intellectual Property) in competition with the Coaching Business as being conducted on the date hereof (a “Coaching Business Competitor”), so long as the Company, or any subsidiary of the Company, remains engaged in the Coaching Business; provided, however, that it shall not be a violation of this Section 5.8 for Purchaser, Parent or any of its Affiliates (i) to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Company or any of its Affiliates (x) is not a controlling Person or a member of a group that controls such Person and (y) does not, directly or indirectly, own more than 10% or more of the voting securities of such Person, (ii) to directly or indirectly acquire any Person, provided that not more than 25% of the revenues of such acquired Person for the twelve months preceding the acquisition were derived from the Coaching Business Competitor and provided that Purchaser or Parent disposes of such Coaching Business Competitor within eighteen months after the closing date of such acquisition, or (iii) to continue operating existing lines of business, other than the Coaching Business, or any of the Transferred Assets.

5.9                               Corporate Intellectual Property

Purchaser hereby acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to Purchaser the right to use or any interest in the name “XOS Technologies,” “XOS” or any trademark, trade name, service mark or other similar mark or similar right which is a derivative of the name “XOS” (collectively referred to as the “Corporate Intellectual Property”).  The prohibitions in this Section 5.8 shall apply to any and all uses whatsoever of the Corporate Intellectual Property including, the use of the Corporate Intellectual Property on any stationery or invoices, or identifying signs on any properties of the Business, which identify or in any way make use of the Corporate Intellectual Property.  Neither Purchaser nor any of its Affiliates shall use any signs or stationery, purchase order forms, packaging or other similar paper goods or supplies, advertising and promotional materials, product, training and service literature and materials, or computer programs or like materials (collectively, the “Specified Supplies”) that include the words “XOS” or contain any trademarks, trade names, service marks or corporate or business names, derived from or including the words “XOS” (in logotype design or any other style or design) in whole or in part; provided, however, that, to the extent any Specified Supplies include the words “XOS” or contain any such trademarks, trade names, service marks or corporate or business names, Purchaser may, for a period of 45 days after the Closing Date, use such Specified Supplies after first clearly indicating on such Specified Supplies that the Business is no longer affiliated with the Company.  Purchaser shall not reorder, produce or reproduce any Specified Supplies that include the words “XOS” or contain any such trademarks, trade names, service marks or corporate or business names.

5.10                        Silicon Valley Bank Loan

The Company shall use a portion of the Purchase Price to repay, concurrently with Closing, all outstanding amounts owning to Silicon Valley Bank pursuant to the Loan and Security Agreement dated as of June 14, 2006 and shall use its commercially reasonable efforts to ensure that all Liens on the Transferred Assets arising out of such agreement shall be released at or as soon as reasonably practically following Closing.

ARTICLE VI
CONDITIONS PRECEDENT

6.1                               Conditions to Each Party’s Obligation

The obligations of the Company, Parent and Purchaser to consummate the purchase and sale of the Transferred Assets are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)                                  No Injunctions or Restraints; Illegality.  No federal, state, local or foreign law, statute, regulation, code, ordinance or decree shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect, having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplatively; provided, however, that the provisions of this Section 6.1(a) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 shall have been the cause of, or shall have resulted in, such order or injunction and provided, further, that the parties invoking this condition shall have used their reasonable best efforts to have such injunction, order or decree vacated or denied.

6.2                               Additional Conditions to Obligations of Parent and Purchaser

The obligations of Parent and Purchaser to consummate the purchase and sale of the Transferred Assets are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct when made, except for breaches and inaccuracies which would not have a Material Adverse Effect.

(b)                                 Ancillary Agreements.  Purchaser shall have received copies of each of the Ancillary Agreements executed by the Company (and the Escrow Agent, in the case of the Escrow Agreement).

(c)                                  Antitrust Approval. The waiting period required by the HSR Act, if applicable and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division.

6.3                               Additional Conditions to Obligations of the Company

The obligations of the Company to consummate the purchase and sale the Transferred Assets are subject to the satisfaction of, or waiver by the Company of, on or prior to the Closing Date, the following additional conditions:

(a)                                  Representations and Warranties.  Each of the representations and warranties of Parent and Purchaser contained in this Agreement shall be true and correct when made except for breaches and inaccuracies which would not have a Material Adverse Effect.

(b)                                 Ancillary Agreements.  The Company shall have received copies of each of the Ancillary Agreements executed by Purchaser (and the Escrow Agent, in the case of the Escrow Agreement).

(c)                                  Antitrust Approval. The waiting period required by the HSR Act, if applicable, and any extensions thereof obtained by request or other action of the FTC and/or the Antitrust Division, shall have expired or been terminated by the FTC and the Antitrust Division.

ARTICLE VII
TERMINATION AND AMENDMENT

7.1                               Termination

This Agreement may only be terminated as provided in this Section 7.1.  This Agreement may be terminated at any time prior to Closing, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a)                                  by written agreement of Parent and the Company;

(b)                                 by either Parent or the Company, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to September 30, 2007, provided that the right to terminate under this Section 7.1(b) shall not be available to a party whose failure to perform any obligation under this Agreement is the cause of Closing not having occurred on or prior to such date;

(c)                                  by either the Company or Parent if any court of competent jurisdiction or other competent Governmental Authority, shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable; or

(d)                                 by a party that is not in breach of its obligations under this Agreement, by giving written notice of such termination to the other party, if there has been a breach by such other party of any representation, warranty or covenant in this Agreement, which breach is or would be the sole cause of any of the failure of any of the conditions in Article VI to be satisfied, provided, however, that if such breach or failure to perform is curable, the non-breaching party may not terminate this Agreement under this Section 7.1(d) unless the breaching party has failed to cure such breach or failure to perform within 30 days of receiving written notice of such breach or failure to perform from the non-breaching party; provided, further, that the preceding proviso shall not in any event be deemed to extend the date set forth in Section 7.1(b).

7.2                               Effect of Termination

In the event of termination of this Agreement by either party as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective officers or directors except for Section 5.4, this Section 7.2 and Article IX; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

7.3                               Extension; Waiver

At any time prior to Closing, each party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (C) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of a party to assert any of its rights hereunder shall not constitute a waiver of such rights, and no single or partial exercise of any right, remedy, power or privilege shall preclude any other or further exercise thereof by any party.  The waiver by any party of any breach of this Agreement, or the failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

ARTICLE VIII
INDEMNIFICATION

8.1                               Indemnification by the Company and Purchaser.

(a)                                  Indemnification by the Company.  Subject to the terms and conditions of this Agreement, the Company will indemnify, defend and hold harmless Parent and Purchaser, their Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Purchaser Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i)                  any breach of any representation or warranty of the Company in this Agreement;

(ii)               any nonfulfillment or failure to comply with any covenant of the Company in this Agreement;

(iii)            the Excluded Liabilities.

(b)                                 Indemnification by Parent and Purchaser.  Subject to the terms and conditions of this Agreement, Parent and Purchaser will jointly and severally indemnify and hold harmless the Company and its Affiliates and their respective officers, directors, shareholders, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Company Indemnified Party based upon, arising out of or otherwise in respect of any of the following:

(i)                  any breach of any representation or warranty of Parent or Purchaser in this Agreement;

(ii)               any nonfulfillment or failure to comply with any covenant of Parent or Purchaser in this Agreement;

(iii)            the Assumed Liabilities; or

(iv)           Purchaser’s share of Transfer Taxes set forth in Section 1.7.

(v)              the ownership or operation of the Transferred Assets or the Business or actions taken by or on behalf of Purchaser after the Closing Date.

(c)                                  For the purposes of this Article VIII, references to the terms “material” and “materially” and Material Adverse Effect limitations in the representations and warranties of the parties in this Agreement shall be considered when determining the existence of a breach of such representation or warranty but ignored for the purposes of determining damages once such breach is determined.

8.2                               Indemnification Procedures.

(a)                                  If a claim for Damages (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party will give notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article VIII.

(b)                                 If any Person commences any action or proceeding with respect to any matter as to which any of the Purchaser Indemnified Parties intends to seek indemnification under Section 8.1(a), or with respect to any matter as to which any of the Company Indemnified Parties intends to seek indemnification under Section 8.1(b), the Indemnified Party will promptly notify the Indemnifying Party of the existence of such claim or the commencement of such action or proceeding (and in any event within ten (10) Business Days after the service of any summons or citation).  The failure of any Indemnified Party to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage or prejudice caused by such failure.  Notwithstanding the foregoing, a Claim Notice that relates to a representation or warranty that is subject to the survival period set forth in Section 8.3 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give a Claim Notice relating thereto.  A Claim Notice must describe in reasonable detail the nature of the Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by the Indemnified Party attributable to such Claim (to the extent reasonably ascertainable at such time), the basis of the Indemnified Party’s request for indemnification under this Agreement and all information in the Indemnified Party’s possession relating to such Claim.

(c)                                  The Indemnifying Party will be entitled at any time to participate in the defense of any such Claim, action, or proceeding with counsel of its own choice, and the parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof.  Subject to Section 8.2(d), the Indemnifying Party may elect to assume and control the defense of any Claim, action or proceeding with counsel selected by the Indemnifying Party.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense.

(d)                                 If the Indemnifying Party fails to assume the defense of any Claim within 15 days following delivery to the Indemnifying Party of the Claims Notice or fails to diligently and continuously defend such Claim, (i) the Indemnifying Party will no longer have the right to control such defense; (ii) the Indemnified Party will control the defense of the Claim actively and diligently; and (iii) the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.

(e)                                  Any party conducting the defense of a Claim will keep the other party advised as to the current status and progress thereof.  The Indemnified Party will not make any offer of settlement with respect to any Claim if the Indemnifying Party has undertaken the defense of such Claim.  If the Indemnifying Party has not undertaken the defense of such claim (other than with respect to any Claim or proceeding for which the Indemnifying Party is not entitled to defend pursuant to (c) above), the Indemnified Party agrees not to make any offer of settlement with respect to such Claim without first having provided 15 days’ advance written notice thereof to the Indemnifying Party and having obtained the written approval of the Indemnifying Party which approval will not be unreasonably conditioned, delayed or withheld.  In the event the Indemnifying Party undertakes the defense of any such Claim, action, or proceeding, any settlement or compromise of any such Claim, action, or proceeding will require the written approval of the Indemnified Party which consent will not be unreasonably conditioned, delayed or withheld.

8.3                               Survival.

With the exception of the representations and warranties contained in Sections 3.1(a), 3.2(a), 3.2(d), which will survive the Closing without limitation as to time, all representations and warranties and covenants (to the extent such covenants relate to the performance of obligations prior to Closing) contained in this Agreement will survive the Closing for a period of one year and will continue in full force and effect after the Closing only for such period, at which time they shall terminate, are void, and of no further force or effect; provided, however, that Claims relating to a breach of the representations and warranties contained in Section 3.1(o) and Section 3.1(m) shall survive until the expiration of the applicable statute of limitations.  No indemnification will be payable for any Claim for Damages pursuant to Section 8.1(a)(i) or Section 8.1(b)(i) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 8.3 except with respect to Claims made prior to such termination pursuant to Section 8.2 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim).  No party hereto shall be deemed to have breached any representation, warranty, or covenant prior to Closing contained herein if the senior executives of the other party (identified for the Parent or Purchaser on Schedule 9.18(y)(ii) or for the Company on Schedule 9.18(y)(i)) had actual knowledge prior to the execution and delivery of this Agreement of the breach of, or inaccuracy in, such representation or warranty.

8.4                               Limitations.

The rights to indemnification under Section 8.1 are subject to the following limitations:

(a)                                  the Company shall not have liability under Sections 8.1(a)(i) or Section 8.1(a)(ii) until the aggregate amount of Damages of the Purchaser Indemnified Parties attributable to indemnification claims for which a Claim Notice was properly delivered to the Company pursuant to Section 8.3 exceeds $480,000 (the “Basket Amount”), in which case the Purchaser Indemnified Parties shall be entitled to Damages in an amount up to the Escrow Amount in the aggregate; provided, however, that that no individual claim for payment of Damages may be made under Section 8.1(a)(i) or Section 8.1(a)(ii) unless such claim is an amount of $15,000 or greater.

(b)                                 The amount of any Damages for which indemnification is provided under Section 8.1 shall be net of (i) any amounts recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Damages (each source named in clauses (i) and (ii), a “Collateral Source”), (iii) an amount equal to the present value of the Tax benefit, if any, available to or taken by the Indemnified Party attributable to such Damages and (iv) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the Financial Statements.  The parties shall take and shall cause their Affiliates to take all reasonable steps to seek recovery from all Collateral Sources and to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Damages.  The parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder.  The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense.  If the amount to be netted hereunder from any payment required under Section 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment.

8.5                               Resolution of Indemnification Disputes.

If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article VIII, the dispute will be resolved in accordance with Section 9.9.

8.6                               Treatment of Indemnification Payments.

For all purposes hereunder, any indemnification payments made pursuant to Article VIII of this Agreement will be treated as an adjustment to the Purchase Price.

ARTICLE IX
GENERAL PROVISIONS

9.1                               Notices

All notices and other communications hereunder shall be in writing and shall be deemed duly given (A) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt, (B) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (C) on the fifth Business Day following the date of mailing if delivered by registered or certified first-class mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to Parent or Purchaser, to:

JumpTV Inc.
463 King Street West, Third Floor
Toronto, Ontario M5V 1K7

Fax:	(416) 849-3701
Attention:	Sonia Keshwar, General Counsel

with a copy to:

Goodmans LLP
250 Yonge Street
Suite 2400
Toronto, Ontario M5B 2M6

Fax:	(416) 979-1234
Attention:	Avi Greenspoon/Michael Partridge

(b)                                 if to the Company to:

XOS TECHNOLOGIES, INC.
601 Codisco Way
Sanford, FL 32771

Fax:
Attention: Chief Executive Officer

with a copy to:

Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, Pennsylvania 19104

Fax: (215) 994-2222
Attention: Ian A. Hartman, Esq.

9.2                               Interpretation

References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3                               Counterparts; Facsimile Signatures

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.4                               Entire Agreement

This Agreement (including any Schedules, Exhibits or annexes hereto, the documents referred to herein and the Company Disclosure Schedule) constitutes the entire agreement among all the parties hereto and supersedes all prior agreements, understandings, oral and written, among all the parties with respect to the subject matter hereof. Parent and Purchaser hereby release and forever discharge the Company Parties of and from any and all damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, charges, costs and expenses of any nature (including Liabilities) in law or in equity of any nature whatsoever, known or unknown, suspected or unsuspected, it may have, ever had, now has or shall have against the Company Parties to and including the date of execution of this Agreement by Parent and Purchaser including, but not limited to, all claims arising out of, related to or in connection with any sale process for the Business or other assets of the Company and any discussions, negotiations, correspondence, understandings or agreements between or with Parent, Purchaser, or the Company and their respective representatives and Affiliates relating to any such sale process (including those described in the letter dated July 15, 2007, from Pedley Zielke Gordiner & Pence, PLLC to Justin Lancer on Behalf of Bear Sterns).

9.5                               No Third-Party Beneficiaries

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto or their respective successors and assigns, any rights, remedies or liabilities under or by reason of this Agreement other than Article VIII (which is intended to be for the benefit of Persons covered thereby and may be enforced by such Persons).

9.6                               Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, provided that no consent shall be required for the assignment of Purchaser’s rights, interests and obligations to another Affiliate of Parent.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.7                               Amendment and Modification; No Waiver

This Agreement may only be amended or modified in writing, signed by the Company and Parent, at any time prior to the Closing with respect to any of the terms contained herein. At any time prior to the Closing, either the Company or Parent may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions of the other party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument executed by the party granting such extension or waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.8                               Enforcement; Jurisdiction

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in Manhattan, the City of New York, State of New York, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof.  In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of the federal courts of the United States located in the City of New York, State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (C) agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in Manhattan, the City of New York, State of New York.

9.9                               Dispute Resolution.

Should the parties be unable to resolve any dispute under this Agreement (including any dispute between an Indemnifying Party and an Indemnified Party under Article IX), such dispute shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then pertaining.  The award(s) rendered by the arbitrators in accordance with this provision shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.  All arbitration proceedings or hearings shall be conducted in Manhattan, the City of New York, State of New York, utilizing New York law.  The parties may join any other party in the arbitration proceedings that they determine is necessary to reach a complete adjudication of any disputes arising under this Article IX.  The failure of either the Indemnifying Party and the Indemnified Party to comply with the provisions of the foregoing shall be in contravention of the parties’ express intention to implement this alternative means of dispute resolution, shall constitute a breach of these provisions, and the parties expressly stipulate that any court having jurisdiction over the parties shall be empowered to immediately enjoin any proceeding commenced in contravention of this Section 9.9 and the party failing to comply with these provisions shall reimburse the other parties for all costs and expenses (including legal fees) incurred in enforcing these provisions.  Nothing in this Section 9.9 shall prevent a party from seeking an injunction or other equitable remedy pursuant to Section 9.8.

9.10                        Waiver of Jury Trial

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.11                        Company Disclosure Schedule

The inclusion of any matter on any schedule to this Agreement shall be deemed to qualify each representation and warranty to which it specifically relates and any other representation and warranty where it is reasonably apparent that the disclosure is included to apply to such other representation and warranty, but inclusion thereon shall expressly not be deemed to constitute an admission by the Company or the Parent or Purchaser or otherwise imply that any such matter is material, has a Material Adverse Effect or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for the purposes of this Agreement.  No disclosure on a schedule relating to a possible breach or violation of any contract or law shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

9.12                        No Recourse

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Company or any of their Affiliates shall have any liability for any obligations or liabilities of the Company under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or the operation of the Company.

9.13                        Governing Law

This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

9.14                        Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (A) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (B) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.15                        Mutual Drafting

The parties hereto have been represented by counsel who have carefully negotiated the provisions hereof.  As a consequence, the parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.16                        Time of the Essence; Computation of Time

Time is of the essence for each and every provision of this Agreement.  Whenever the last day for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a day that is not a Business Day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

9.17                        Sole Remedy

The parties hereto acknowledge and agree that, from and after Closing, the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement, except in the event of fraud.  In furtherance of the foregoing, the parties hereby waive and release, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action (including rights of contribution), if any known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Company or any of its Affiliates, or Parent or any of its Affiliates, as the case may be, arising under or based upon any national, federal, state or local statute, law, ordinance, rule regulation or judicial decision (including any such statute, law, ordinance, rule, regulation or judicial decision relating to environmental matters, or warranty of title, in rem entitlements, or arising under or based upon any securities law, common law or otherwise).  This Section 9.17 shall survive Closing.

9.18                        Definitions

As used in this Agreement:

(a)                                  “Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b)                                 “Ancillary Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Escrow Agreement, the Transition Services Agreement and the Intellectual Property Assignment Agreement.

(c)                                  “Antitrust Division” shall mean the Antitrust Division of the United States Department of Justice.

(d)                                 “Assignment and Assumption Agreement” means an assignment and assumption agreement to be entered into on Closing between the Company and Purchaser in substantially the form attached as Schedule 9.18(c).

(e)                                  “Bill of Sale” means a bill of sale to be entered into on Closing between the Company and Purchaser in substantially the form attached as Schedule 9.18(e).

(f)                                    “Board of Directors” means the board of directors of any specified Person and any committees thereof.

(g)                                 “Books and Records” shall mean all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium relating to the business of the Company.

(h)                                 “Business” means the business of maintaining a network of official sports team websites as currently conducted by the Company, including developing and hosting websites, distributing video and editorial content, providing a platform for data management, delivering live and archived video of games and events, offering the sale of team based merchandise, conducting auctions for memorabilia, providing ticketing and donor management solutions, enabling distribution of content to wireless providers and managing the entire online fan relationship and experience.

(i)                                     “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banks are authorized to close in New York City, New York or Toronto, Canada.

(j)                                     “Closing Working Capital Target” means $(550,000), it being understood that this represents a negative working capital balance.

(k)                                  “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(l)                                     “Company Disclosure Schedule” means the disclosure schedule being delivered by the Company to the Parent on the date hereof.

(m)                               “Damages” means all actual damages, losses, injuries, penalties, fines, forfeitures, assessments, claims, suits, proceedings, investigations, actions, demands, causes of action, judgments, awards, taxes, charges, costs and expenses of any nature (including court costs, reasonable attorneys’, accountants’, consultants’ and experts’ fees, charges, Liabilities and other costs and expenses incident to any proceedings or investigation or the defense of any claim (whether or not litigation has commenced)), but specifically excluding any consequential, unforeseen, special, incidental, indirect or punitive damages, lost profits, opportunity costs, diminution in value or similar items and any liability retained or assumed hereunder.

(n)                                 “dollars” or “$”shall mean United States dollars.

(o)                                 “Escrow Agent” means Silicon Valley Bank.

(p)                                 “Escrow Agreement” means an escrow agreement to be entered into on Closing among the Company, Purchaser and the Escrow Agent in substantially the form attached as Schedule 9.18(p).

(q)                                 “FTC” shall mean the Federal Trade Commission.

(r)                                    “GAAP” means United States generally accepted accounting principles.

(s)                                  “Governmental Authority” shall mean any United States or foreign supranational, national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(t)                                    “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(u)                                 “Income Taxes” shall mean Taxes determined on the basis of net income.

(v)                                 “Income Tax Returns” shall mean Tax Returns related to Income Taxes.

(w)                               “Intellectual Property” means patents, trademarks and the associated goodwill, service marks and the associated goodwill, tradenames, domain name registrations, copyrights and any applications for any of the foregoing, trade secrets, computer software programs and applications, in both source code and object code form, information, know-how and proprietary rights and processes.

(x)                                   “Intellectual Property Assignment Agreement” an intellectual property assignment agreement to be entered into on Closing between the Company and Purchaser in substantially the form attached as Schedule 9.18(x).

(y)                                 “Knowledge” shall mean, in the case of the Company, the actual knowledge, after reasonable inquiry, of the senior executives of the Company listed in Schedule 9.18(y)(i), and, in the case of Parent or Purchaser, the actual knowledge, after reasonable inquiry, of the senior executives of Parent listed in Schedule 9.18(y)(ii).

(z)                                   “Liabilities” means all indebtedness, obligations, claims, and other liabilities (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or that may become due).

(aa)                            “Liens” shall mean any liens, charges, encumbrances, security interests, options or rights of first offer or refusal, pledges, mortgages, adverse claims of any kind.

(bb)                          “Material Adverse Effect” means any effect, event, change, condition or occurrence that is, individually or together with any other effects, events, changes or conditions, materially adverse to the assets, liabilities, condition (financial or otherwise) or results of operations of the Business taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any failure by the Company to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the underlying cause of such failure to meet projections, forecasts or predictions may be taken into account); (b) any adverse effect, event or occurrence to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships or any loss of employees); (c) any adverse effect, event or occurrence attributable to conditions affecting (i) the industries in which the Company participates; or (ii) the U.S. economy, provided that, in either case, the Company is not disproportionately affected; (d) any adverse effect, event or occurrence resulting from or relating to compliance with the terms of, or the taking of any action required or permitted by, this Agreement; (e) any adverse effect, event or occurrence arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof; (f) the effect of any effect, event or occurrence arising in connection with natural disasters or acts of nature, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (g) any adverse effect, event or occurrence arising from or relating to actions required to be taken under applicable laws, rules, regulations, contracts or agreements;  (h) the effect of any action taken by Parent or its Affiliates with respect to the transactions contemplated hereby or the financing thereof or with respect to the Company; or (i) any Permitted Liens.  References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

(cc)                            “Permitted Liens” shall mean, collectively, (i)  Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Financial Statements to the extent required by GAAP, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s or other like Liens, including all statutory Liens arising or incurred in the ordinary course of business, (iii)  Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such Liens has been reflected in the Financial Statements to the extent required by GAAP, (iv) any imperfection of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of the Business, (v) customary rights of set off, revocation, refund or chargeback, (vi) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder, (vii) Liens to secure capital lease obligations to the extent the incurrence of such obligations does not violate this Agreement, (viii) any Liens incurred pursuant to equipment leases in the ordinary course of business, and (ix) Liens incurred pursuant to actions of Parent or its Affiliates.

(dd)                          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(ee)                            “Proceeding” shall mean any action, suit, dispute, litigation, proceeding, hearing or claim before any Governmental Authority, at law or in equity.

(ff)                                “Tax Liability” means any Liability of the Company for (i) Taxes for any period prior to the Closing, (ii) Taxes arising in connection with the consummation of the transactions contemplated by this Agreement (including, but not limited to, any income, gains, receipts, sales, transfer or other Taxes arising because the Company is transferring the Transferred Assets), (iii) any unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(gg)                          “Tax Returns” shall mean all returns, reports, declarations, statements, information returns and other documents, required to be filed with respect to Taxes, including any amendments thereto and application for loss carryback refunds, and any schedule or attachment thereto.

(hh)                          “Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales or use, ad valorem, transfer, gains, profits, excise, franchise, real or personal property, gross receipt, production, business or occupation, disability, employment, unemployment, premium, windfall profits, environmental, capital stock, registration, alternative or add-on, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges entity or any other taxes or charges of any nature whatsoever imposed by a Governmental Authority, including any obligation to indemnify or otherwise assume or succeed to the tax liability of any Person, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability.

(ii)                                  “the other party” means, (i) with respect to the Company, Parent and Purchaser and (ii) with respect to Parent or Purchaser, the Company.

(jj)                                  “Transition Services Agreement” means a transition services agreement to be entered into on Closing between the Company and Purchaser in a form to be agreed between the Company and Purchaser, each acting reasonably.

9.19                        Other Defined Terms

The following terms are defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Accounting Firm	9
Agreement	3
Assumed Liabilities	5
Balance Sheet Date	11
Basket Amount	35
Benefit Plans	15
Books and Records	4
Business Intellectual Property	3
Carve-Out Statements	28
Claim	33
Claim Notice	33
Closing	3
Closing Date	10
Closing Date Statement	9
Collateral Source	35
Company	3
Company Indemnified Parties	33
Company Parties	21
Confidentiality Agreement	24
Designated Employees	26
Environmental Laws	17
ERISA	15
ERISA Affiliate	15
Escrow Amount	10
Estimated Closing Working Capital	8
Excluded Assets	4
Excluded Liabilities	6
Expenses	27
Final Closing Working Capital	9
Financial Statements	11
Hazardous Substance	17
hereby	37
herein	37
hereof	37
include	37
includes	37
including	37
Indemnified Party	33
Indemnifying Party	33
Material Contracts	14
Multiemployer Plan	15
Parent	3
Proposed Final Closing Working Capital	9
Purchase Price	8
Purchaser	3
Purchaser Indemnified Parties	32
Reference Balance Sheet	9
Transfer Taxes	8
Transferred Assets	3
Transferred Contracts	3
without limitation	37

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first above written.

JUMPTV INC.

By:	/s/ G. Scott Paterson
Name: G. Scott Paterson
Title: CEO

JUMPTV USA INC.

By:	/s/ G. Scott Paterson
Name: G. Scott Paterson
Title: CEO

XOS TECHNOLOGIES, INC.

By:	/s/ Richard Rubey
Name: Richard Rubey
Title: CEO